Exhibit 99.1

WEX Inc. Reports First Quarter 2019 Financial Results

Full conversion of large North American oil portfolios progressing

SOUTH PORTLAND, Maine--(BUSINESS WIRE)--May 2, 2019--WEX Inc. (NYSE:WEX), a leading provider of corporate payment solutions, today reported financial results for the three months ended March 31, 2019.

First Quarter 2019 Financial Results

Total revenue for the first quarter of 2019 increased 8% to $381.9 million from $354.0 million for the first quarter of 2018. The $27.8 million revenue increase in the quarter includes a $4.5 million negative impact as a result of lower fuel prices.

Net income attributable to shareholders on a GAAP basis decreased by $35.8 million to $16.1 million, or $0.37 per diluted share, compared with $52.0 million, or $1.20 per diluted share, for the first quarter of 2018. The Company's adjusted net income attributable to shareholders, which is a non-GAAP measure, was $74.8 million for the first quarter of 2019, or $1.72 per diluted share, down 9% per diluted share from $82.0 million or $1.89 per diluted share for the same period last year. See Exhibit 1 for a full explanation and reconciliation of adjusted net income attributable to shareholders and adjusted net income attributable to shareholders per diluted share to the comparable GAAP measures.

"WEX delivered another quarter with strong execution and exceeded our revenue and earnings targets," said Melissa Smith, WEX's President and Chief Executive Officer. "On the heels of a record 2018, we continue to drive growth while executing the conversions of the Shell and Chevron portfolios and integrating our recent acquisitions within corporate payments and health. As we gain increasing benefit from the contributions of these activities, we expect to see our growth and profitability ramp as we progress through 2019. We have set a strong foundation for growth this quarter and look forward to continuing this momentum through the remainder of the year and beyond."

First Quarter 2019 Performance Metrics

  Average number of vehicles serviced was approximately 13.1 million, an increase of 14% from the first quarter of 2018.
  Total fuel transactions processed increased 7% from the first quarter of 2018 to 140.5 million. Payment processing transactions increased 5% to 115.4 million.
  U.S. retail fuel price decreased 4% to $2.67 per gallon from $2.78 per gallon in the first quarter of 2018.
  Travel and Corporate Solutions purchase volume grew 6% to $8.4 billion from $7.9 billion in the first quarter of 2018.
  Health and Employee Benefit Solutions average number of Software-as-a-Service (SaaS) accounts in the U.S. grew 18% to 12.7 million from 10.8 million in the first quarter of 2018.

"The first quarter results have set a strong foundation for 2019. As we progress through the year, I am confident that we will continue to capture greater opportunities in fleet, corporate payments, and consumer-directed healthcare to further drive solid organic growth throughout the year and beyond," said Roberto Simon, WEX's Chief Financial Officer.

Financial Guidance and Assumptions

The Company provides revenue guidance on a GAAP basis and earnings guidance on a non-GAAP basis, due to the uncertainty and an indeterminate amount of certain elements that are included in reported GAAP earnings. The updated full year guidance below has been increased to reflect higher average fuel prices projected by the market.

  For the full year 2019, the Company expects revenue in the range of $1.705 billion to $1.745 billion and adjusted net income in the range of $399 million to $416 million, or $9.10 to $9.50 per diluted share.
  For the second quarter of 2019, WEX expects revenue in the range of $438 million to $443 million and adjusted net income in the range of $97 million to $100 million, or $2.22 to $2.28 per diluted share.

Second quarter 2019 guidance is based on an assumed average U.S. retail fuel price of $2.85 per gallon. Full year 2019 guidance is based on an assumed average U.S. retail fuel price of $2.78 per gallon. The fuel prices referenced above are based on the applicable NYMEX futures price. The Company's guidance also assumes that second quarter 2019 fleet credit loss will range from 11 to 16 basis points and full year fleet credit loss will range from 13 to 18 basis points. Our guidance also assumes approximately 43.8 million shares outstanding for the second quarter and full year 2019.

The Company's adjusted net income guidance, which is a non-GAAP measure, excludes unrealized gains and losses on financial instruments, net foreign currency remeasurement gains and losses, acquisition related intangible amortization, other acquisition and divestiture related items, stock-based compensation, restructuring and other costs, debt restructuring and debt issuance cost amortization, similar adjustments attributable to our non-controlling interests and certain tax related items. We are unable to reconcile our adjusted net income guidance to the comparable GAAP measure without unreasonable effort because of the difficulty in predicting the amounts to be adjusted, including but not limited to, foreign currency exchange rates, unrealized gains and losses on financial instruments and acquisition and divestiture related items, which may have a significant impact on our financial results.

Additional Information

Management uses the non-GAAP measures presented within this news release to evaluate the Company's performance on a comparable basis. Management believes that investors may find these measures useful for the same purposes, but cautions that they should not be considered a substitute for, or superior to, disclosure in accordance with GAAP.

To provide investors with additional insight into its operational performance, WEX has included in this news release in Exhibit 2, a table illustrating the impact of foreign currency rates and fuel prices for each of our reportable segments for the three months ended March 31, 2019, and in Exhibit 3, a table of selected non-financial metrics for the quarter ended March 31, 2019 and four preceding quarters. The Company is also providing selected segment revenue information for the three months ended March 31, 2019 and 2018 in Exhibit 4.

Conference Call Details

In conjunction with this announcement, WEX will host a conference call today, May 2, 2019, at 9:00 a.m. (ET). As previously announced, the conference call will be webcast live on the Internet, and can be accessed along with the accompanying slides at the Investor Relations section of the WEX website, www.wexinc.com. The live conference call also can be accessed by dialing (866) 334-7066 or (973) 935-8463. The Conference ID number is 1586638. A replay of the webcast and the accompanying slides will be available on the Company's website.

About WEX

Powered by the belief that complex payment systems can be made simple, WEX Inc. (NYSE: WEX) is a leading provider of payment processing and business solutions across a wide spectrum of sectors, including fleet, travel and healthcare. WEX operates in more than 10 countries and in more than 20 currencies through approximately 4,800 associates around the world. WEX fleet cards offer 13.1 million vehicles exceptional payment security and control, purchase volume in its Travel and Corporate Solutions segment grew to $8.4 billion in the three months ended March 31, 2019 and the WEX Health financial technology platform helps approximately 343,000 employers and more than 28 million consumers better manage healthcare expenses. For more information, visit www.wexinc.com.

Forward-Looking Statements

This earnings release contains forward-looking statements, including statements regarding: financial guidance; assumptions underlying the Company's financial guidance; future growth opportunities and expectations; and, market expansion. Any statements that are not statements of historical facts may be deemed to be forward-looking statements. When used in this earnings release, the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such words. These forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially, including: the effects of general economic conditions on fueling patterns as well as payment and transaction processing activity; the impact of foreign currency exchange rates on the Company’s operations, revenue and income; changes in interest rates; the impact of fluctuations in fuel prices; the effects of the Company’s business expansion and acquisition efforts; potential adverse changes to business or employee relationships, including those resulting from the completion of an acquisition; competitive responses to any acquisitions; uncertainty of the expected financial performance of the combined operations following completion of an acquisition; the failure to successfully integrate the Company's acquisitions; the ability to realize anticipated synergies and cost savings; unexpected costs, charges or expenses resulting from an acquisition; the Company's ability to successfully acquire, integrate, operate and expand commercial fuel card programs; the failure of corporate investments to result in anticipated strategic value; the impact and size of credit losses; the impact of changes to the Company's credit standards; breaches of the Company’s technology systems or those of the Company's third-party service providers and any resulting negative impact on the Company's reputation, liabilities or relationships with customers or merchants; the Company’s failure to maintain or renew key commercial agreements; failure to expand the Company’s technological capabilities and service offerings as rapidly as the Company’s competitors; failure to successfully implement the Company's information technology strategies and capabilities in connection with its technology outsourcing and insourcing arrangements and any resulting cost associated with that failure; the actions of regulatory bodies, including banking and securities regulators, or possible changes in banking or financial regulations impacting the Company’s industrial bank, the Company as the corporate parent or other subsidiaries or affiliates; the impact of the material weaknesses disclosed in Item 9A of the Company's annual report on Form 10-K for the year ended December 31, 2018 and the effects of the Company's investigation and remediation efforts in connection with certain immaterial errors in the financial statements of our Brazilian subsidiary; the impact of the Company’s outstanding notes on its operations; the impact of increased leverage on the Company's operations, results or borrowing capacity generally, and as a result of acquisitions specifically; the incurrence of impairment charges if our assessment of the fair value of certain of our reporting units changes; the uncertainties of litigation; as well as other risks and uncertainties identified in Item 1A of our Annual Report for the year ended December 31, 2018, filed on Form 10-K with the Securities and Exchange Commission on March 18, 2019. The Company's forward-looking statements do not reflect the potential future impact of any alliance, merger, acquisition, disposition or stock repurchases. The forward-looking statements speak only as of the date of this earnings release and undue reliance should not be placed on these statements. The Company disclaims any obligation to update any forward-looking statements as a result of new information, future events or otherwise.

WEX INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(unaudited)

	Three months ended March 31,
	2019	2018
Revenues
Payment processing revenue	$186,798	$168,454
Account servicing revenue	87,086	78,704
Finance fee revenue	46,373	48,881
Other revenue	61,619	57,989
Total revenues	381,876	354,028
Cost of services
Processing costs	91,119	73,106
Service fees	14,246	12,326
Provision for credit losses	17,791	14,226
Operating interest	9,564	8,485
Depreciation and amortization	20,513	20,450
Total cost of services	153,233	128,593
General and administrative	64,405	55,309
Sales and marketing	64,119	56,541
Depreciation and amortization	31,184	29,726
Operating income	68,935	83,859
Financing interest expense	(31,112)	(27,337)
Net foreign currency (loss) gain	(3,885)	390
Net unrealized (loss) gain on financial instruments	(11,912)	13,508
Income before income taxes	22,026	70,420
Income taxes	5,818	17,749
Net income	16,208	52,671
Less: Net income from non-controlling interests	74	701
Net income attributable to shareholders	$16,134	$51,970

Net income attributable to WEX Inc. per share:
Basic	$0.37	$1.21
Diluted	$0.37	$1.20
Weighted average common shares outstanding:
Basic	43,220	43,049
Diluted	43,572	43,450

WEX INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	March 31, 2019	December 31, 2018
Assets
Cash and cash equivalents	$387,274	$541,498
Restricted cash	138,804	13,533
Accounts receivable	2,830,555	2,584,203
Securitized accounts receivable, restricted	135,438	109,871
Prepaid expenses and other current assets	153,093	149,021
Total current assets	3,645,164	3,398,126
Property, equipment and capitalized software	196,977	187,868
Goodwill and other intangible assets	3,725,636	2,866,323
Investment securities	24,772	24,406
Deferred income taxes, net	11,091	9,643
Other assets	363,850	284,229
Total assets	$7,967,490	$6,770,595
Liabilities and Stockholders’ Equity
Accounts payable	$1,093,128	$814,742
Accrued expenses	278,413	312,268
Restricted cash payable	138,804	13,533
Short-term deposits	835,338	927,444
Short-term debt, net	184,357	216,517
Other current liabilities	86,388	27,067
Total current liabilities	2,616,428	2,311,571
Long-term debt, net	2,809,361	2,133,923
Long-term deposits	300,349	345,231
Deferred income taxes, net	215,521	151,685
Other liabilities	108,950	32,261
Total liabilities	6,050,609	4,974,671
Commitments and contingencies
Redeemable non-controlling interest	99,993	—
Stockholders’ Equity
Total WEX Inc. stockholders’ equity	1,806,625	1,785,697
Non-controlling interest	10,263	10,227
Total stockholders’ equity	1,816,888	1,795,924
Total liabilities and stockholders’ equity	$7,967,490	$6,770,595

Exhibit 1
Reconciliation of GAAP Net Income Attributable to Shareholders to Adjusted Net Income Attributable to Shareholders
(in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2019		2018
		per diluted share		per diluted share
Net income attributable to shareholders	$16,134	$0.37	$51,970	$1.20
Unrealized losses (gains) on financial instruments	11,912	0.27	(13,508)	(0.31)
Net foreign currency remeasurement losses (gains)	3,885	0.09	(390)	(0.01)
Acquisition–related intangible amortization	33,888	0.78	35,236	0.81
Other acquisition and divestiture related items	9,780	0.23	637	0.01
Stock–based compensation	10,442	0.24	8,955	0.21
Restructuring and other costs	2,755	0.06	5,671	0.13
Debt restructuring and debt issuance cost amortization	6,496	0.15	6,692	0.15
ANI adjustments attributable to non–controlling interests	(573)	(0.01)	(352)	(0.01)
Tax related items	(19,895)	(0.46)	(12,893)	(0.30)
Adjusted net income attributable to shareholders	$74,824	$1.72	$82,018	$1.89

The Company's non-GAAP adjusted net income excludes unrealized gains and losses on financial instruments, net foreign currency remeasurement gains and losses, acquisition-related intangible amortization, other acquisition and divestiture related items, stock-based compensation, restructuring and other costs, debt restructuring and debt issuance cost amortization, similar adjustments attributable to our non-controlling interests and certain tax related items.

Although adjusted net income is not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”), this non-GAAP measure is integral to the Company's reporting and planning processes and the chief operating decision maker of the Company uses segment adjusted operating income to allocate resources among our operating segments. The Company considers this measure integral because it excludes the above-specified items that the Company's management excludes in evaluating the Company's performance. Specifically, in addition to evaluating the Company's performance on a GAAP basis, management evaluates the Company's performance on a basis that excludes the above items because:

  Exclusion of the non-cash, mark-to-market adjustments on financial instruments, including interest rate swap agreements and investment securities, helps management identify and assess trends in the Company's underlying business that might otherwise be obscured due to quarterly non-cash earnings fluctuations associated with these financial instruments.
  Net foreign currency gains and losses primarily result from the remeasurement to functional currency of cash, receivable and payable balances, certain intercompany notes denominated in foreign currencies and any gain or loss on foreign currency hedges relating to these items. The exclusion of these items helps management compare changes in operating results between periods that might otherwise be obscured due to currency fluctuations.
  The Company considers certain acquisition-related costs, including certain financing costs, investment banking fees, warranty and indemnity insurance, certain integration related expenses and amortization of acquired intangibles, as well as gains and losses from divestitures to be unpredictable, dependent on factors that may be outside of our control and unrelated to the continuing operations of the acquired or divested business or the Company. In addition, the size and complexity of an acquisition, which often drives the magnitude of acquisition-related costs, may not be indicative of such future costs. The Company believes that excluding acquisition-related costs and gains or losses of divestitures facilitates the comparison of our financial results to the Company's historical operating results and to other companies in our industry.

  Stock-based compensation is different from other forms of compensation as it is a non-cash expense. For example, a cash salary generally has a fixed and unvarying cash cost. In contrast, the expense associated with an equity-based award is generally unrelated to the amount of cash ultimately received by the employee, and the cost to the Company is based on a stock-based compensation valuation methodology and underlying assumptions that may vary over time.
  Restructuring and other costs are related to certain identified initiatives to further streamline the business, improve the Company's efficiency, create synergies and to globalize the Company's operations, all with an objective to improve scale and increase profitability going forward. This also includes other immaterial costs that the Company has incurred and are non-operational and non-recurring. We exclude these items when evaluating our continuing business performance as such items are not consistently occurring and do not reflect expected future operating expense, nor do they provide insight into the fundamentals of current or past operations of our business.
  Debt restructuring and debt issuance cost amortization are unrelated to the continuing operations of the Company. Debt restructuring costs are not consistently occurring and do not reflect expected future operating expense, nor do they provide insight into the fundamentals of current or past operations of our business. In addition, since debt issuance cost amortization is dependent upon the financing method which can vary widely company to company, we believe that excluding these costs helps to facilitate comparison to historical results as well as to other companies within our industry.
  The adjustments attributable to non-controlling interests, including adjustments to the redemption value of a non-controlling interest, have no significant impact on the ongoing operations of the business.
  The tax related items are the difference between the Company’s U.S. GAAP tax provision and a pro forma tax provision based upon the Company’s adjusted net income before taxes as well as the impact from certain discrete tax items. The methodology utilized for calculating the Company’s adjusted net income tax provision is the same methodology utilized in calculating the Company’s U.S. GAAP tax provision.

For the same reasons, WEX believes that adjusted net income may also be useful to investors as one means of evaluating the Company's performance. However, because adjusted net income is a non-GAAP measure, it should not be considered as a substitute for, or superior to, net income, operating income or cash flows from operating activities as determined in accordance with GAAP. In addition, adjusted net income as used by WEX may not be comparable to similarly titled measures employed by other companies.

The table below shows the impact of certain macro factors on reported revenue:

Exhibit 2
Segment Revenue Results
(in thousands)
(unaudited)
	Fleet Solutions		Travel and Corporate Solutions		Health and Employee Benefit Solutions		Total WEX Inc.
	Three months ended March 31,
	2019	2018	2019	2018	2019	2018	2019	2018
Reported revenue	$232,782	$230,365	$81,648	$66,779	$67,446	$56,884	$381,876	$354,028
FX impact (favorable) / unfavorable	$2,715	$—	$1,516	$—	$619	$—	$4,850	$—
PPG impact (favorable) / unfavorable	$4,466	$—	$—	$—	$—	$—	$4,466	$—

To determine the impact of foreign exchange translation (“FX”) on revenue, revenue from entities whose functional currency is not denominated in U.S. dollars, as well as revenue from purchase volume transacted in non-U.S. denominated currencies, were translated using the weighted average exchange rates for the same period in the prior year.

To determine the impact of price per gallon of fuel (“PPG”) on revenue, revenue variable to changes in fuel prices was calculated based on the average retail price of fuel for the same period in the prior year for the portion of our business that earns revenue based on a percentage of fuel spend. For the portions of our business that earn revenue based on margin spreads, revenue was calculated utilizing the comparable margin from the prior year.

The table below shows the impact of certain macro factors on Adjusted Net Income:

Segment Estimated Earnings Impact
(in thousands)
(unaudited)
	Fleet Solutions		Travel and Corporate Solutions		Health and Employee Benefit Solutions
	Three months ended March 31,
	2019	2018	2019	2018	2019	2018
FX impact (favorable) / unfavorable	$834	$—	$790	$—	$(63)	$—
PPG impact (favorable) / unfavorable	$2,826	$—	$—	$—	$—	$—

To determine the estimated earnings impact of FX on revenue and expenses from entities whose functional currency is not denominated in U.S. dollars, as well as revenue and variable expenses from purchase volume transacted in non-U.S. denominated currencies, were translated using the weighted average exchange rates for the same period in the prior year, net of tax.

To determine the estimated earnings impact of PPG, revenue and certain variable expenses impacted by changes in fuel prices were adjusted based on the average retail price of fuel for the same period in the prior year for the portion of our business that earns revenue based on a percentage of fuel spend, net of applicable taxes. For the portions of our business that earn revenue based on margin spreads, revenue was adjusted to the comparable margin from the prior year, net of non-controlling interests and applicable taxes.

Exhibit 3
Selected Non-Financial Metrics
(unaudited)
	Q1 2019	Q4 2018	Q3 2018	Q2 2018	Q1 2018
Fleet Solutions:
Payment processing transactions (000s)	115,404	115,883	117,680	115,919	109,827
Payment processing gallons of fuel (000s)	3,014,128	3,033,896	3,051,585	3,012,912	2,877,303
Average US fuel price (US$ / gallon)	$2.67	$2.94	$3.06	$3.02	$2.78
Payment processing $ of fuel (000s)	$8,462,078	$9,333,101	$9,723,609	$9,497,050	$8,438,143
Net payment processing rate	1.27%	1.38%	1.19%	1.19%	1.27%
Payment processing revenue (000s)	$107,408	$129,084	$116,023	$112,895	$106,978
Net late fee rate	0.44%	0.44%	0.43%	0.38%	0.41%
Late fee revenue (000s)	$37,527	$40,731	$41,641	$35,831	$34,657
Travel and Corporate Solutions:
Purchase volume (000s)	$8,405,661	$8,210,863	$9,620,787	$8,930,421	$7,940,543
Net interchange rate	0.71%	0.64%	0.56%	0.57%	0.56%
Payment solutions processing revenue (000s)	$59,998	$52,878	$54,345	$51,289	$44,777
Health and Employee Benefit Solutions:
Purchase volume (000s)	$1,657,588	$996,404	$1,061,215	$1,253,309	$1,503,400
Average number of SaaS accounts (000s)	12,729	11,450	11,057	10,745	10,826

Definitions and explanations:

Payment processing transactions represents the total number of purchases made by fleets that have a payment processing relationship with WEX.

Payment processing gallons of fuel represents the total number of gallons of fuel purchased by fleets that have a payment processing relationship with WEX.

Payment processing dollars of fuel represents the total dollar value of the fuel purchased by fleets that have a payment processing relationship with WEX.

Net payment processing rate represents the percentage of the dollar value of each payment processing transaction that WEX records as revenue from merchants less certain discounts given to customers and network fees.

Net late fee rate represents late fee revenue as a percentage of fuel purchased by fleets that have a payment processing relationship with WEX.

Late fee revenue represents fees charged for payments not made within the terms of the customer agreement based upon the outstanding customer receivable balance.

Purchase volume in the Travel and Corporate Solutions segment represents the total dollar value of all WEX issued transactions that use WEX corporate card products and virtual card products.

Net interchange rate represents the percentage of the dollar value of each payment processing transaction that WEX records as revenue from merchants, less certain discounts given to customers and network fees.

Purchase volume in the Health and Employee Benefit Solutions segment represents the total US dollar value of all transactions where interchange is earned by WEX.

Average number of Health and Employee Benefit Solutions accounts represents the number of active Consumer Directed Health, COBRA, and billing accounts on our SaaS platforms in the United States.

Exhibit 4
Segment Revenue Information
(in thousands)
(unaudited)
	Three months ended March 31,		Increase (decrease)
Fleet Solutions	2019	2018	Amount	Percent
Revenues
Payment processing revenue	$107,408	$106,978	$430	—%
Account servicing revenue	39,239	42,210	(2,971)	(7)%
Finance fee revenue	45,864	43,604	2,260	5%
Other revenue	40,271	37,573	2,698	7%
Total revenues	$232,782	$230,365	$2,417	1%

	Three months ended March 31,		Increase (decrease)
Travel and Corporate Solutions	2019	2018	Amount	Percent
Revenues
Payment processing revenue	$59,998	$44,777	$15,221	34%
Account servicing revenue	10,585	9,469	1,116	12%
Finance fee revenue	357	259	98	38%
Other revenue	10,708	12,274	(1,566)	(13)%
Total revenues	$81,648	$66,779	$14,869	22%

	Three months ended March 31,		Increase (decrease)
Health and Employee Benefit Solutions	2019	2018	Amount	Percent
Revenues
Payment processing revenue	$19,392	$16,699	$2,693	16%
Account servicing revenue	37,262	27,025	10,237	38%
Finance fee revenue	152	5,018	(4,866)	(97)%
Other revenue	10,640	8,142	2,498	31%
Total revenues	$67,446	$56,884	$10,562	19%

CONTACT:
News media:
WEX Inc.
Jessica Roy, 207-523-6763
Jessica.Roy@wexinc.com
or
Investor:
WEX Inc.
Steve Elder, 207-523-7769
Steve.Elder@wexinc.com